                                                                                   Exhibit 99.1

                                                  PRESS RELEASE

                                                     Contact: Bob Hargrave
                                                     Chief Executive Officer
                                                     713-751-2717

For Immediate Release

Stewart & Stevenson Names John B. Simmons as
Chief Financial Officer and Director of the Company

Houston, September 14, 2010 — Stewart & Stevenson LLC announced today the appointment of John B. Simmons as Chief Financial Officer and as a Director of the Company.

Mr. Simmons has 30 years of experience in the oil service business. He has served as Chief Financial Officer of Production Operators, Inc. and Vice President / Chief Financial Officer of Cooper Energy Services, a division of Cooper Cameron Corporation. Mr. Simmons is thoroughly familiar with all segments of the Company’s distribution, manufacturing, and service business, having served as Controller and Chief Accounting Officer and subsequently as Senior Vice President and Chief Financial Officer at Stewart & Stevenson Services, Inc. He also served as Vice Chairman and Chief Executive Officer of Stewart & Stevenson LLC.

Hushang Ansary, Chairman of the Board of the Company stated, “We are excited about John’s return to the Company. His outstanding leadership, particularly in the areas of accounting and finance, his wealth of knowledge of the industries that we serve, and his familiarity with the long history and culture of Stewart & Stevenson will be a great asset to the Company.”

Mr. Simmons is a Certified Public Accountant and holds a Bachelor’s Degree in Business Administration from Lamar University.

Stewart & Stevenson designs, manufactures and markets specialized equipment for the oil and gas and other industries. Our diversified product offerings include equipment for well stimulation, well workover and service, drilling, coiled tubing, cementing, nitrogen pumping, power generation and electrical systems, as well as engines, transmissions and materials handling equipment. We are a leading provider of aftermarket parts and service, and offer rental equipment to a broad range of customers.  Headquartered in Houston, Texas since 1902, we operate from a network of 53 strategic locations.

TELEPHONE: (713) 751-2700    FAX: (713) 751-2701